Rules 424(b)(3) and 424(c)
                                                         SEC File No. 333-118196


                           Prospectus Supplement No. 1
                                       to
                        Prospectus Dated January 14, 2005

                          TRINITY LEARNING CORPORATION

     We are supplementing our prospectus dated January 14, 2005 relating to the resale by certain selling stockholders of up to 36,572,997 shares of common stock (the "Prospectus"), to provide information contained in our current reports on Form 8-K dated January 14, 2005, January 25, 2005 and February 2, 2005, copies of which are attached hereto (without exhibits) and incorporated herein by reference. We incorporate by reference the exhibits referenced in Item
9.01 of our Current Reports on Form 8-K dated January 25, 2005 and February 2, 2005. In addition, Theodore H. Swindells, a selling security holder under the Prospectus, has advised us that he disclaims beneficial ownership of 500,000 shares included in the Prospectus, thereby reducing from 15.63% to approximately 14.10% his percentage ownership of our outstanding shares of common stock.

     You should read this supplement in conjunction with the Prospectus, which is required to be delivered with this supplement. This supplement is qualified by reference to the Prospectus, except to the extent the information in this supplement updates or supersedes the information contained in the Prospectus.

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THE PROSPECTUS FOR A DISCUSSION FOR THE RISKS ASSOCIATED WITH OUR BUSINESS.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement No. 1 is truthful or complete. Any representation to the contrary is a criminal offense.


           The date of this Prospectus Supplement is February 2, 2005.

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                            TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


                Date of report (Date of earliest event reported):
                       January 14, 2005 (January 7, 2005)


                          Trinity Learning Corporation
             (Exact Name of Registrant as Specified in Its Charter)

                                      Utah
                 (State of Other Jurisdiction of Incorporation)


                 0-8924                                73-0981865
        (Commission File Number)            (IRS Employer Identification No.)


           1831 Second Street
          Berkeley, California                           94710
(Address of Principal Executive Offices)              (Zip Code)


                                 (510) 540-9300
               (Registrant's Telephone Number, Including Zip Code)


          (Former Name or Former Address, if Changed Since Last Report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02   Unregistered Sales of Equity Securities

On January 7, 2005, we closed an offering of convertible notes ("Notes") in the aggregate principal amount of $1,552,500. The Notes mature in twelve months and accrue interest at a rate of 9% per annum. The principal amount of the Notes and accrued interest thereon are convertible into shares of our common stock at any time prior to the due date of the notes, at a conversion price of $0.73 per share. In connection with the issuance of the Notes, we also issued three-year warrants to purchase an aggregate of 2,126,712 shares of our common stock at an exercise price of $1.50 per share.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           TRINITY LEARNING CORPORATION



Date: January 14, 2005                     By: /s/ Edward P. Mooney
                                               -------------------------------
                                                   Edward P. Mooney, President

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                            TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


                Date of report (Date of earliest event reported):
                       January 25, 2005 (January 21, 2005)


                          Trinity Learning Corporation
             (Exact Name of Registrant as Specified in Its Charter)

                                      Utah
                 (State of Other Jurisdiction of Incorporation)


                 0-8924                                73-0981865
        (Commission File Number)            (IRS Employer Identification No.)


           1831 Second Street
          Berkeley, California                           94710
(Address of Principal Executive Offices)              (Zip Code)


                                 (510) 540-9300
               (Registrant's Telephone Number, Including Zip Code)


          (Former Name or Former Address, if Changed Since Last Report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

     On January 21, 2005, Christine R. Larson, the Chief Financial Officer for Trinity Learning Corporation (the "Company"), tendered her resignation as an employee of the Company. In connection therewith, the Company entered into a Severance Agreement with Ms. Larson, a copy of which is attached hereto as
Exhibit 10.1 and is incorporated herein by this reference.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     As described in Item 1.01, on January 21, 2005, Christine R. Larson resigned and terminated her employment as Chief Financial Officer and an employee of the Company. The Company is actively seeking a replacement for Ms. Larson, and the Company's Board of Directors has appointed Edward P. Mooney, currently serving as President of the Company, to serve in the capacity as acting Chief Financial Officer until a replacement for Ms. Larson is hired.

Item 9.01  Financial Statements and Exhibits

     (c)  Exhibits

          The following exhibit is furnished with this Current Report on Form
          8-K:

              Exhibit
               Number                       Description
               ------                       -----------

                10.1         Severance Agreement dated January 21, 2005



                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   TRINITY LEARNING CORPORATION



Date: January 25, 2005             By: /s/ Douglas Cole
                                           Douglas Cole, Chief Executive Officer

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                            TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


                Date of report (Date of earliest event reported):
                       February 2, 2005 (January 31, 2005)


                          Trinity Learning Corporation
             (Exact Name of Registrant as Specified in Its Charter)

                                      Utah
                 (State of Other Jurisdiction of Incorporation)


                 0-8924                                73-0981865
        (Commission File Number)            (IRS Employer Identification No.)


           1831 Second Street
          Berkeley, California                           94710
(Address of Principal Executive Offices)              (Zip Code)


                                 (510) 540-9300
               (Registrant's Telephone Number, Including Zip Code)


          (Former Name or Former Address, if Changed Since Last Report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

     On January 31, 2005, Trinity Learning Corporation (the "Company") and Laurus Master Fund, Ltd. ("Laurus") executed an amending agreement ("Amending Agreement") which (i) amended certain terms of a Secured Convertible Promissory Note ("Note") issued by the Company to Laurus and dated August 31, 2004, which Note was issued pursuant to that certain Securities Purchase Agreement dated August 31, 2004 between the Company and Laurus, and (ii) set forth certain other terms concerning the transactions contemplated by the Securities Purchase Agreement. The Amending Agreement provides that the conversion price under the Note will be changed to $0.45 from $0.72 for the first $250,000 aggregate principal amount of the Note converted into shares of the Company's common stock on or after January 31, 2005, and the Company has agreed to register the additional shares of its common stock that will be issuable as a result of this change in conversion price.

Item 9.01  Financial Statements and Exhibits

     (c)  Exhibits

          The following exhibit is furnished with this Current Report on Form
          8-K:

              Exhibit
               Number                       Description
               ------                       -----------
                10.1         Amending Agreement dated January 31, 2005



                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   TRINITY LEARNING CORPORATION



Date: February 2, 2005             By: /s/ Douglas Cole
                                           Douglas Cole, Chief Executive Officer